EXHIBIT 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Headgate Partners LLC
(408) 986-9888	(530) 274-0551
INTEVAC ANNOUNCES RESULTS FOR THE THIRD QUARTER OF 2008
Santa Clara, Calif.—October 27, 2008—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and nine months ended September 27, 2008.
The net loss for the quarter was $3.4 million, or $0.15 per diluted share, on 21.8 million weighted-average shares outstanding. The net loss included $1.8 million of equity-based compensation expense, equivalent to $0.05 per diluted share. For the third quarter of 2007, net income was $8.4 million, or $0.38 per diluted share, on 22.1 million weighted average shares outstanding, which included $1.8 million of equity-based compensation expense, equivalent to $0.07 per diluted share.
Revenues for the quarter were $28.6 million, including $22.9 million of Equipment revenues and Intevac Photonics revenues of $5.7 million. Equipment revenues consisted of four 200 Lean® systems, as well as upgrades, spares and service. Intevac Photonics revenues consisted of $3.3 million of research and development contracts and $2.4 million of product sales. For the third quarter of 2007, revenues were $50.6 million, including $44.9 million of Equipment revenues and $5.7 million of Intevac Photonics revenues, which included $1.2 million of product sales.
Equipment and Intevac Photonics gross margins for the third quarter of 2008 were 31.8% and 31.9%, respectively, compared to 48.9% and 44.5% in the third quarter of 2007. The decrease in Equipment gross margin reflected lower revenues, changes in product mix and lower factory utilization. The decrease in gross margin for Intevac Photonics reflected lower research and development contract revenues. Consolidated gross margins were 31.8%, compared to 48.6% in the third quarter of 2007.
Operating expenses for the quarter totaled $16.0 million, or 55.9% of revenues, compared to $16.5 million, or 32.6% of revenues, in the third quarter of 2007. Operating expenses declined compared to the third quarter of 2007 as a result of lower R&D expenditures and legal costs as well as overall cost-reduction initiatives.
The net loss for the first nine months of 2008 was $2.7 million, or $0.13 per diluted share, on 21.7 million weighted-average shares outstanding. The net loss included $5.0 million of equity-based compensation expense, equivalent to $0.14 per diluted share. For the first nine months of 2007, net income was $29.8 million, or $1.34 per diluted share, on 22.2 million weighted average shares outstanding, which included $4.6 million of equity-based compensation expense, equivalent to $0.16 per diluted share.
Revenues for the first nine months of 2008 were $93.9 million, including $75.6 million of Equipment revenues and $18.3 million of Intevac Photonics revenues. Equipment revenues consisted of ten 200 Lean® systems as well as disk lubrication systems, equipment upgrades, spares, consumables and service. Intevac Photonics revenues consisted of $11.5 million of research and development contracts and $6.8 million of product sales. In the first nine months of 2007, revenues were $199.1 million, including $185.9 million of Equipment revenues and $13.2 million of Intevac Photonics revenues, which included $3.4 million of product sales.

Equipment and Intevac Photonics gross margins for the first nine months of 2008 were 40.9% and 36.4%, respectively, compared to 44.6% and 40.8% in the first nine months of 2007. Lower Equipment margins reflect lower revenues and unabsorbed factory costs. Intevac Photonics margins decreased primarily as a result of lower factory absorption and product mix. Consolidated gross margins were 40.0%, compared to 44.3% in first nine months of 2007.
Operating expenses for the first nine months of 2008 totaled $48.2 million, or 51.4% of revenues, compared to $53.7 million, or 27.0% of revenues, in the first nine months of 2007. Operating expenses declined primarily as the result of decreased spending on development of new Equipment products and decreased legal expenses associated with patent litigation, partially offset by acquisition integration costs and higher equity-based compensation expense.
Order backlog totaled $18.5 million on September 27, 2008, compared to $27.7 million on June 28, 2008 and $31.2 million on September 29, 2007. Backlog as of September 27, 2008 includes one 200 Lean® system, compared to four on June 28, 2008 and one on September 29, 2007.
“I am pleased to report third-quarter results that exceeded our guidance, demonstrating that we are continuing to control the company’s expenses in light of current market conditions,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “During the quarter we entered into an alliance with TES Co., Ltd. that covers product development, manufacturing and sales of Intevac’s Lean EtchTM in Korea and China and TES’ CVD semiconductor equipment products in the rest of the world. This alliance is a groundbreaking business model for the semiconductor industry that enables both companies to offer a wider portfolio of products to our customers while leveraging our respective product development and manufacturing capabilities.”
Conference Call Information
The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PT (4:30 p.m. ET). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the company’s website, www.Intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. ET. You may access the playback by calling (800) 642-1687, or for international callers (706) 645-9291, and providing conference ID 67502800.
About Intevac
Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.
Equipment Business: We are a leader in the design, manufacture and marketing of high-productivity lean manufacturing systems and have been producing Lean Thinking platforms since 1994. We are the leading supplier of magnetic media sputtering equipment to the hard disk drive industry and offer advanced etch technology systems to the semiconductor industry.
Intevac Photonics: We are a leader in the development of leading edge, high-sensitivity imaging products, vision systems and miniature Raman instruments. Markets addressed include military, industrial, physical science and life science.
For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

200 Lean® is a registered trademark, and Lean EtchTM is a trademark, of Intevac, Inc.
Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,“ “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to; expected success of the company’s alliance with TES Co., Ltd. and management of the company’s operating expenses. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: failure to manage operating expenses or introduce new products, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s regular filings with the U.S. Securities and Exchange Commission.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

Net revenues
Equipment	$22,855	$44,920	$75,558	$185,885
Intevac Photonics	5,705	5,684	18,309	13,198

Total net revenues	28,560	50,604	93,867	199,083

Gross profit	9,085	24,615	37,529	88,224
Gross margin
Equipment	31.8%	48.9%	40.9%	44.6%
Intevac Photonics	31.9%	44.5%	36.4%	40.8%

Consolidated	31.8%	48.6%	40.0%	44.3%

Operating expenses
Research and development	8,620	9,437	26,426	31,277
Selling, general and administrative	7,341	7,062	21,818	22,414

Total operating expenses	15,961	16,499	48,244	53,691

Operating income (loss)
Equipment	(4,357)	8,477	(4,494)	39,308
Intevac Photonics	(1,824)	35	(3,715)	(3,080)
Corporate	(695)	(396)	(2,506)	(1,695)

Total operating profit (loss)	(6,876)	8,116	(10,715)	34,533

Interest and other income	884	1,797	3,101	4,655

Profit (loss) before income taxes	(5,992)	9,913	(7,614)	39,188
Provision (benefit) for income taxes	(2,639)	1,549	(4,887)	9,427

Net income (loss)	$(3,353)	$8,364	$(2,727)	$29,761

Income (loss) per share
Basic	$(0.15)	$0.39	$(0.13)	$1.39
Diluted	$(0.15)	$0.38	$(0.13)	$1.34

Weighted average common shares outstanding
Basic	21,761	21,519	21,700	21,403
Diluted	21,761	22,130	21,700	22,155
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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 27,	December 31,
	2008	2007
	(Unaudited)	(see Note)
ASSETS

Current assets
Cash, cash equivalents and short-term investments	$41,806	$138,658
Accounts receivable, net	19,352	14,142
Inventories	15,455	22,133
Deferred tax assets	5,821	3,609
Prepaid expenses and other current assets	3,901	4,162

Total current assets	86,335	182,704

Long-term investments	73,108	2,009
Property, plant and equipment, net	15,013	15,402
Deferred tax assets	6,042	3,740
Goodwill	17,607	7,905
Other intangible assets, net	5,181	1,782
Other long-term assets	1,457	1,871

Total assets	$204,743	$215,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Note payable	$1,976	$1,992
Accounts payable	5,045	7,678
Accrued payroll and related liabilities	3,967	8,610
Other accrued liabilities	4,036	4,163
Customer advances	1,707	5,631

Total current liabilities	16,731	28,074

Other long-term liabilities	407	2,176
Stockholders’ equity
Common stock ($0.001 par value)	22	22
Paid in Capital	126,794	120,056
Accumulated other comprehensive income (loss)	(998)	571
Retained earnings	61,787	64,514

Total stockholders’ equity	187,605	185,163

Total liabilities and stockholders’ equity	$204,743	$215,413

Note: Amounts as of December 31, 2007 are derived from the December 31, 2007 audited consolidated financial statements.
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SUPPLEMENTAL INFORMATION REGARDING EQUITY-BASED COMPENSATION EXPENSE
(In thousands, except per share amounts)
(Unaudited)
The effects of recording equity-based compensation for the three- and nine-month periods ended September 27, 2008, and September 29, 2007 were as follows:

	Three Months Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Equity-based compensation by type of award:
Stock options	$1,311	$1,677	$3,960	$3,991
Employee Stock Purchase Plan	478	191	978	619

Amounts (capitalized as inventory) released to cost of sales	(23)	(27)	66	(31)

Total equity-based compensation	1,766	1,841	5,004	4,579

Tax effect on equity-based compensation	(689)	(286)	(1,952)	(1,098)

Net effect on net income	$1,077	$1,555	$3,052	$3,481

Effect on earnings per share:
Basic	$0.05	$0.07	$0.14	$0.16
Diluted	$0.05	$0.07	$0.14	$0.16